ANNOUNCEMENT

Federal Home Loan Bank of Des Moines Dividend Payment Approved

On December 15, 2006, the Board of Directors of the Federal Home Loan Bank of Des Moines approved a cash dividend of 4.25% per annum for the three-month period that ended November 30, 2006. The Bank also paid a 4.25% per annum dividend for the three-month period ended August 31, 2006, reflecting stable quarterly performance.

The dividend will be credited to members’ demand accounts effective with the close of business on December 22, 2006. Members may access the amount of their dividend payment through the Bank’s eAdvantage system on the Capital Stock Dividend Payments page in the Capital Stock section.

The Bank filed its 2006 third quarter report with the Securities and Exchange Commission on November 14, 2006. For third quarter information, please visit the Bank’s website at www.fhlbdm.com or the SEC’s website at www.sec.gov.